AMENDMENT NUMBER SEVEN

TO

ADMINISTRATION AGREEMENT

THIS AMENDMENT NUMBER SEVEN to the Administration Agreement (this "Amendment") is entered into as of the 16th day of November, 2022 ("Amendment No,7 Effective Date') by and between Community Capital Trust (formerly known as The Community Reinvestment Act Qualified Investment Fund, the "Trust"). a Delaware business trust and SEI Investments Global Funds Services (the "Administrator"), a Delaware statutory trust.

WHEREAS, the Trust and the Administrator entered into an Administrative Agreement dated as of the 22nd day of December, 2006, as amended, pursuant to which the Administrator agreed to provide certain administrative and accounting services to the Portfolios (the• Agreement''); and

WHEREAS, the Trust and the Administrator desire to further amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1)	Schedule II (Services). Schedule II (Services) of the Agreement is hereby amended to add a new "181-4 Monitoring Services" section to the end of Schedule 11, which new section shall be as set forth on Attachment 1 hereto.

2)	Schedule Ill (Fees). Schedule Ill (Fees) of the Agreement is hereby amended to add a new "181-4 Monitoring Services Fee" section to the end of Schedule Ill, which new section shall be as set forth on Attachment 2 hereto.

3)	Ratification of Agreement Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

4)	Counterparts. This Amendment may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Amendment shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

5)	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

[Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year above written.

COMMUNITY CAPITAL TRUST		SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/ Alyssa Greenspan	By:	/s/ John Alshefski
Name:	Alyssa Greenspan	Name:	John Alshefski
Title:	President	Title:	Senior Vice President

Schedule II

Attachment 1

18f-4 Monitoring Services:

181-4 Monitoring Services	SEI Responsibility	Client Responsibility
Data Management Services

• Facilitate data loads into risk and monitoring system

• Aggregate, format and normalize all necessary data

prior to loading into risk and monitoring system

• Review data loads for completion

• Research and resolve data load exceptions

• Setup data structures into risk

and monitoring system

• Provide assistance with remedying data exceptions • Provide assistance with legal structures during setup
Monitoring Services

• Review daily monitoring results against client provided testing parameters

• Communicate to client any exceptions or early warnings triggered

• Report daily monitoring results to client

• Provide a User Interface accessible via the SEI Manager Dashboard, a web-based portal for Client's input, review, access and monitoring of Reporting data and documents.

• Provide initial test list and any updates, as applicable

• Provide VAR calculation methodology (i.e. Monte Carlo, Historical Method, etc,)

• Review and approve daily monitoring results

• Provide SEI with any ongoing user permission changes or new user setups

Filing Services

• Prepare form N-RN for submission to regulators

• Provide draft filing to client for review and approval in the regulatory or industry prescribed format, as required

• Modify filing as directed by Firm

• File approved form N-RN

• Archive and retain Reports, filings and supporting data, as applicable

• Prepare requested reports for board reporting

• Review and approve form N-RN prior to Edgar submission. • Provide SEI with 60-day written notice of changes to requirements (e.g. - change to board materials)

Schedule Ill

Attachment 2

18f-4 Monitoring Services Fees

•	$10,000 per fund annual fee for Active Derivatives Funds

•	$3,000 per fund annual fee for Limited Derivative Use Funds